Exhibit 4

Release:	IMMEDIATE RELEASE

Contact:	Brian Yuen Global-Tech USA, Inc. Tel.: 212-683-3320

Web Page:	http://www.businesswire.com/cnn/gai.shtml

GLOBAL-TECH APPLIANCES UNVEILS WEBSITE TO INTRODUCE

A WIDE RANGE OF DISPLAY-ORIENTED PRODUCTS

Hong Kong, September 8, 2003 — Global-Tech Appliances Inc. (NYSE: GAI) today announced that its wholly owned subsidiary, Global Display Limited (“Global Display”), has established a website, http://www.globaldisplay.com.hk, to introduce a number of unique flat-panel display-oriented products to potential customers in the U.S. and Europe.

John C.K. Sham, President and Chief Executive Officer, said: “As we begin to implement our marketing plan to introduce various flat-panel display-oriented products, such as plasma and liquid crystal display televisions (LCD TVs), liquid crystal on silicon (LCOS) projectors, and other microdisplay devices, we believe that the creation of a website which enables potential customers to review such products and their specifications will facilitate our sales efforts. Additionally, we expect the website to provide potential customers with a better understanding of Global Display and what we believe to be its cost-effective manufacturing capabilities in Dongguan, China.”

Mr. Sham continued, “We have built several prototypes of our display products for presentation and demonstration to interested customers. An even more encouraging development is that we have begun to receive a number of inquiries from potential customers. We are currently focusing our efforts on introducing certain products to those brand marketers in the U.S. and Europe who have expressed an interest in sourcing high-end, uniquely designed display-oriented products from us with the added advantage of competitive pricing in their chosen markets.”

Mr. Sham concluded, “As part of our strategy to re-invigorate our original design manufacturing (ODM) concept that has made us successful in the past, it is essential that we secure branded partners who are industry leaders to market our products. The website is an integral part of our marketing plan to effectively screen and procure suitable partners for this ODM strategy. Additionally, Global Display plans to participate in a number of consumer electronic trade shows in the coming months in an attempt to accelerate and augment our efforts to market our display-oriented products to selective customers in certain target markets.”

Global-Tech is a holding company whose subsidiaries currently design, manufacture, and market a wide range of small household appliances in four primary product categories: kitchen appliances; garment care products; travel products and accessories; and floor care products. The products are marketed by customers under brand names such as Black & Decker®, DeLonghi®, Dirt Devil®, Eureka®, GE®, Hamilton Beach®, Kenwood®, Morphy Richards®, Proctor-Silex®, Sanyo®, Sunbeam®, and West Bend®.

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Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions are intended to identify such forward looking statements. These forward looking statements are subject to risks and uncertainties, including but not limited to, the impact of competitive products and pricing, the financial condition of the Company’s customers, product demand and market acceptance, the success of new product development, reliance on material customers and key strategic alliances, availability and cost of raw materials, the timely and proper execution of certain business plans, including the plan to diversify and transform a portion of manufacturing capacity to higher-value, technology-oriented products, currency fluctuations, uncertainties associated with investments, the regulatory environment, fluctuations in operating results, the impact of changing global, political and economic conditions and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its most recent Report on Form 20-F. The Company does not undertake to update our forward-looking information, or any other information contained or referenced in this press release to reflect future events or circumstances.

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